Exhibit 99.1

Allied Motion Reports Record Sales and Profit for the Second Quarter Ended June 30, 2011

DENVER--(BUSINESS WIRE)--August 3, 2011--Allied Motion Technologies Inc. (NASDAQ: AMOT) today announced it achieved record sales and profit for the second quarter ended June 30, 2011 with net income of $1,481,000 or $.17 per diluted share compared to net income of $739,000 or $.09 per diluted share for the quarter ended June 30, 2010. Revenues for the quarter increased 44% to $28,862,000 compared to $19,998,000 last year. Of this 44% increase, revenues from existing businesses increased 15% and incremental revenues achieved by companies acquired in 2010 contributed 29% of the increase. This quarter’s results include the results from Agile Systems Inc., a subsidiary that was acquired on June 3, 2010 and continues to operate as Allied Motion Canada and Ostergrens Elmotor AB, a Swedish company acquired on December 30, 2010. EBITDA increased 78% to $2,751,000 for the current quarter compared to $1,543,000 last year. Bookings for the quarter ended June 30, 2011 were $25,601,000 compared to $27,690,000 for the same quarter last year. Backlog at June 30, 2011 was $35,678,000 compared to $36,754,000 and 37,856,000 for the quarter ended June 30, 2010 and year ended December 31, 2010, respectively.

During the six months ended June 30, 2011, the Company achieved net income of $2,694,000 or $.32 per diluted share compared to net income of $1,473,000 or $.19 per diluted share for the same six months last year. Included in the prior year six months results was a pretax gain of $685,000 ($436,000 after tax) for the final business interruption settlement with the insurance company for the October 2008 fire at Allied’s former encoder operation in Chatsworth, California and $230,000 of non-recurring expenses related to integrating the encoder operation into Allied’s Emoteq operation in Tulsa, Oklahoma. Excluding the insurance settlement gain and the nonrecurring costs, net income for the six months ended June 30, 2010 would have been $1,177,000, or $.15 per diluted share. EBITDA increased 64% to $5,101,000 for the first six months of 2011 compared to $3,106,000 last year.

Revenues for the first six months this year were $55,586,000 compared to $37,420,000 for the same period last year, or a 49% increase. Of this 49% increase, revenues from existing businesses increased 18% and incremental revenues achieved by companies acquired in 2010 contributed 31% of the increase. Bookings for the first six months this year were $51,975,000 compared to $53,919,000 for the same six months last year.

“The record sales and profits achieved during the quarter were a result of the combined contribution of all of our operating units including our acquisitions in 2010,” commented Dick Warzala, President and CEO of Allied Motion. “The decrease in bookings in the first half of this year compared to the same period last year is primarily the result of the timing of order placement. It is important to note that the comparative decrease is not from the loss of any customers. The combination of our existing operations and acquisitions provides us with a solid foundation to grow organically and will be the primary focus within our company in the near future. Allied Systematic Tools (AST) will be utilized to improve efficiencies and eliminate waste throughout our company and our expanded electronic motion control products will allow us to increase the value of our sales through the solution selling activities of our sales force. With a focus on designing innovative “Motion Solutions That Change the Game” to meet the needs of our served markets and customers and with our ever increasing pipeline of new projects, we continue to have a positive outlook for our continued growth in the future.”

Headquartered in Denver, Colorado, Allied Motion designs, manufactures and sells motion control products into applications that serve many industry sectors. Allied Motion is a leading supplier of precision and specialty motion control components and systems to a broad spectrum of customers throughout the world.

The statements in this press release and in the Company’s August 4, 2011 conference call that relate to future plans, events or performance are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statements that may predict, forecast, indicate, or imply future results, performance, or achievements. Forward-looking statements involve known and unknown risks and uncertainties that may cause actual results of the Company to differ materially from the forward-looking statements. The risks and uncertainties include international, national and local general business and economic conditions in the Company’s motion markets, introduction of new technologies, products and competitors, the ability to protect the Company’s intellectual property, the ability of the Company to sustain, manage or forecast its growth and product acceptance, success of new corporation strategies and implementation of defined critical issues designed for growth and improvement in profits, the continued success of the Company’s customers to allow the Company to realize revenues from its order backlog and to support the Company’s expected delivery schedules, the continued viability of the Company’s customers and their ability to adapt to changing technology and product demand, the ability of the Company to meet the technical specifications of its customers, the continued availability of parts and components, increased competition and changes in competitor responses to the Company’s products and services, changes in government regulations, availability of financing, the ability of the Company’s lenders and financial institutions to provide additional funds if needed for operations or for making future acquisitions or the ability of the Company to obtain alternate financing if present sources of financing are terminated, the ability to attract and retain qualified personnel who can design new applications and products for the motion industry, the ability of the Company to identify and consummate favorable acquisitions to support growth and new technology, and the ability of the Company to control costs for the purpose of improving profitability. The Company’s ability to compete in this market depends upon its capacity to anticipate the need for new products, and to continue to design and market those products to meet customers’ needs in a competitive world. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements as a prediction of actual results. The Company has no obligation or intent to release publicly any revisions to any forward looking statements, whether as a result of new information, future events, or otherwise.

ALLIED MOTION TECHNOLOGIES INC. FINANCIAL SUMMARY (IN THOUSANDS, EXCEPT PER SHARE DATA) (UNAUDITED)
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
HIGHLIGHTS OF OPERATING RESULTS	2011	2010	2011	2010
Revenues	$28,862	$19,998	$55,586	$37,420
Cost of products sold	20,062	14,452	38,837	27,469
Gross margin	8,800	5,546	16,749	9,951
Operating expenses and other	6,622	4,475	12,787	7,816
Income before income taxes	2,178	1,071	3,962	2,135
Provision for income taxes	(697)	(332)	(1,268)	(662)
Net income	$1,481	$739	$2,694	$1,473
PER SHARE AMOUNTS:
Diluted income per share	$0.17	$0.09	$0.32	$0.19
Diluted weighted average common shares	8,523	7,869	8,539	7,819

CONDENSED BALANCE SHEETS	June 30, 2011	December 31, 2010
Assets
Current Assets:
Cash and cash equivalents	$3,860	$3,553
Trade receivables, net	13,523	11,753
Inventories, net	13,311	11,787
Other current assets	2,618	1,817
Total Current Assets	33,312	28,910
Property, plant and equipment, net	7,341	6,923
Deferred income taxes and other	5,228	5,533
Goodwill and intangible assets, net	10,064	9,640
Total Assets	$55,945	$51,006
Liabilities and Stockholders’ Investment
Current Liabilities:
Debt obligations	$288	$795
Accounts payable and other current liabilities	18,146	14,358
Total Current Liabilities	18,434	15,153
Other long-term liabilities	3,496	5,909
Total Liabilities	21,930	21,062
Stockholders’ Investment	34,015	29,944
Total Liabilities and Stockholders’ Investment	$55,945	$51,006

	For the Six Months Ended June 30,
CONDENSED STATEMENTS OF CASH FLOWS	2011	2010
Cash flows from operating activities:
Net income	$2,694	$1,473
Depreciation and amortization	1,092	968
Changes in working capital balances and other	(1,808)	351
Net cash provided by operating activities	1,978	2,792

Cash flows from investing activities:
Cash paid for acquisition, net of cash acquired	--	(76)
Contingent consideration paid for acquisition	(332)	--
Purchase of property and equipment	(993)	(602)
Net cash used in investing activities	(1,325)	(678)

Net cash used in financing activities	(430)	(520)
Effect of foreign exchange rate changes on cash	84	(737)
Net increase in cash and cash equivalents	307	857
Cash and cash equivalents at beginning of period	3,553	4,470
Cash and cash equivalents at June 30,	$3,860	$5,327

CONTACT:
Allied Motion Technologies Inc.
Richard Smith, 303-799-8520
or
Sue Chiarmonte, 303-799-8520